China AZO Rotary Target Bonding Agreement

between

SCI Engineered Materials Inc.

and

Konfoong Material International Co., Ltd.

This China AZO Rotary Target Bonding Agreement (this "China ARTB Agreement") is effective as of December 20, 2018 (the "Effective Date"), and is being entered into by and between SCI Engineered Materials Inc., a U.S.A. corporation ("SCI") and Konfoong Material International Co., Ltd., a People's Republic of China corporation ("KFMI") (each individually, a "Party" to this China ARTB Agreement and together, the "Parties"). "China ARTB Agreement" means this China ARTB Agreement, together with all applicable Exhibits and Orders and Releases issued thereunder and hereunder.

WHEREAS SCI and KFMI desire to enter into this China ARTB Agreement for the purposes of KFMI's receiving AZO tubes and stainless steel backing tubes (as defined in Section 2.2) from SCI, for bonding by KFMI in the People's Republic of China, specifically excluding Hong Kong, Macau, and Taiwan ("P.R.C.") into the Products (as defined in Section 2.2) and for KFMI to then send the Products back to SCI as provided in this China ARTB Agreement;

NOW, THEREFORE, in consideration of the mutual agreements and promises contained in this China ARTB Agreement, the receipt and sufficiency of which are hereby acknowledged, SCI and KFMI hereby agree as follows:

1. **Term:** This China ARTB Agreement is effective as of the Effective Date and shall continue until December 31, 2021 (the "Initial Term") unless terminated earlier by prior written agreement of both of the Parties or cancelled pursuant to Section 7 of this China ARTB Agreement. Upon the expiration of the Initial Term, this China ARTB Agreement shall automatically renew without interruption for successive one (1) year periods (each a "Renewal Term"), unless either Party gives written notice to the other of its intent not to renew the China ARTB Agreement at least twelve (12) months prior to the beginning of the initial or any subsequent Renewal Term. For purposes of this China ARTB Agreement, "Term" means the Initial Term, and all Renewal Terms.

2. **Scope of China ARTB Agreement**

2.1 Appointment as Converter, and License to Manufacture and : During the Term, SCI appoints KFMI, and KFMI accepts appointment as, SCI's exclusive third party converter the P.R.C. (and nowhere else) for AZO rotary target bonding process that are defined in Section 2.2 as Products, with the right and license to manufacture the Products at KFMI's facility at No. 198 Anshan Road, Mingbang Tech & Industry Park Yuyao, Zhejiang, P.R.C.. This appointment is to KFMI only, and KFMI may not subcontract or otherwise assign or license its responsibilities and/or rights under this China ARTB Agreement to any subsidiary, Affiliate, or third party, without the prior written consent of SCI; any attempt to do so by KFMI will constitute a material breach of this China ARTB Agreement, and be grounds for immediate termination by SCI subject to Section 7 of this China ARTB Agreement. However, during the Term, KFMI may propose an Affiliate to SCI to perform certain of KFMI's responsibilities under this China ARTB Agreement, and SCI will consider such proposal in good faith. "Affiliate" of a Party means any person or entity that controls, is controlled by, or is under common control with such Party, but only as long as such control exists. For these purposes "control" means ownership of fifty percent (50%) or more of the outstanding voting stock or other equity interests in a person or entity or the power to otherwise direct the affairs of a person or entity.

2.2 Products: KFMI agrees that with the AZO cylinders and stainless steel backing tube as provided in Section 2.5 below, and as generally meeting the description set forth in Exhibit A-1, "Description of Components " (the "Components"), which KFMI will receive from SCI as provided in this China ARTB Agreement, SCI will be responsible for the provision of all materials related to or necessary for KFMI's manufacture of AZO rotary target bonding meeting the Specifications as set forth in Exhibit A-2 (the "Products"). During the Term, SCI in its sole discretion may agree to provide additional AZO tubes and stainless steel backing tubes to KFMI pursuant to this China ARTB Agreement ("Additional Components"), based on recommendations by either Party. In such event, then the Parties will amend Exhibit A-1 to add such Additional Components .

For the avoidance of doubt, other than the Components, KFMI shall supply all materials, equipment and services, necessary to produce the Products, including, but not limited to, labor, administration, raw materials management, inventory management, on-site warehousing, security, facility space, utilities, maintenance, quality control, quality assurance, preparation of certificates of analysis, sample fulfillment, plastic pallets, coordination of shipping and implementation of ISO conformance, as such may be set forth in greater detail elsewhere in this China ARTB Agreement or its Exhibits. KFMI assumes full responsibility for all costs and expenses incurred in carrying out all its obligations under this China ARTB Agreement.

2.3 Specifications: Pursuant to the purpose of this China ARTB Agreement, it is the intention of KFMI to produce the Products that follow the applicable Product specifications as set forth in Exhibit A-2, "Specifications for Products" (the "Specifications"). Exhibit A-2 may be amended from time to time upon mutual written consent of the Parties. If either SCI or KFMI determine in good faith that a product, raw material or process variable in the manufacture of the Products is important for assurance of the quality or the reduction of costs of the Products, the Parties shall negotiate in good faith to add such information to the Specifications as a key process variable as mutually agreed to by the Parties.

2.4 Orders: SCI shall provide Components to KFMI to be used solely for the production of the Products pursuant to this China ARTB Agreement in such quantities pursuant to orders issued by SCI ("Orders") to KFMI. SCI shall only be required to pay for the quantity of Products specified in such Orders. Unless otherwise agreed to in writing by SCI, KMFI will use Components pursuant to this China ARTB Agreement only for the purposes hereunder, and will not use Components, work-in-process or Products for any purposes under this China ARTB Agreement or otherwise.

Each of SCI's Orders is hereby incorporated in full into this China ARTB Agreement by reference and shall be subject to the terms and conditions of this China ARTB Agreement. The terms of this China ARTB Agreement or any applicable Exhibit shall control over the terms in an Order to the extent they may be inconsistent or in conflict. Other than as explicitly set forth in this China ARTB Agreement, neither Party accepts nor agrees to the other Party's standard or pre-printed terms or conditions appearing on form documents exchanged by the Parties.

2.5 AZO Tubes and Stainless Steel Backing Tubes ("Components") Supply; Treatment of Components: SCI will produce for KFMI pursuant to SCI's Orders and subject to Section 4.2 below, quantities of Components, which description pursuant to Exhibit A-1 may be modified in SCI's sole discretion from time to time, to make the Products. KFMI agrees to store the Components in accordance with the provisions of Exhibit B, "Quality and Quality Systems, Storage and Packaging Requirements," and to maintain appropriate records as to receipt, storage, use and disposal of Components, and to share these records with SCI at SCI's request. KFMI will ensure full traceability of all Components, and on the last business day of each month of the would be Term, will perform a physical inventory of Components, work-in-process, Products and packaging for Products, and will communicate in writing the results of the physical inventory to SCI in the form provided in Exhibit B ("China ARTB Physical Inventory Report") within three business days. The China ARTB Physical Inventory Report will include detail on quantities of: Products manufactured, packaging materials used, and Products delivered, scrapped or otherwise disposed of pursuant to this China ARTB Agreement. KFMI will deliver to SCI any damaged or scrapped Components, or Products, unless otherwise agreed to in writing by the Parties. KFMI will be responsible for the cost (including tariff, freight, and any other applicable charges) of replacing segments and backing tubes supplied by SCI and damaged in process at KFMI. KFMI shall use the Components only for the manufacture of Products pursuant to this China ARTB Agreement, unless given express written permission by SCI.

[redacted]

2.6 SCI Access Generally: During the Term and subject to the confidentiality obligations set forth in Section 9 hereof, KFMI agrees to allow SCI personnel reasonable access to technical, quality and production information reasonably requested by SCI relating to the manufacture of the Products, including but not limited to with respect to China ARTB Physical Inventory Reports set forth in Section 2.5. In addition, upon reasonable prior notice, KFMI agrees to allow SCI personnel reasonable access to those KFMI sites qualified by SCI for manufacture of the Products. In case of a quality-related incident or an excursion related to the Components, KFMI shall provide reasonable access to its site(s) and process documentation for SCI to audit KFMI's facilities and manufacturing processes for the purpose of resolving such incident or excursion. KFMI shall provide such access to its site(s) and records as soon as reasonably possible but in no case later than forty-eight (48) hours after receiving written notification from SCI requesting such access based on such an event.

3. Price and Payment Terms: The Bonding Process price(s) and any other charges by KFMI to SCI that are provided for in this China ARTB Agreement are set forth in Exhibit D, "Pricing for Bonding Process," and may be amended from time to time, by mutual written consent of the Parties, *provided, however*, that pricing for Bonding Process shall be fixed for the Initial Term. Notwithstanding the foregoing, the Parties agree that in advance of January 1, 2020, the Parties will discuss in good faith whether any change to market conditions should indicate that the pricing in Exhibit D should be renegotiated to then take effect as of such date, *provided, however,* that they shall be under no obligation to do so. The payment terms shall be net thirty (30) days of original invoice date from KFMI. KFMI will issue invoices no later than ten (10) days following the end of each month of the Term.

4. Supply Assurance

4.1 Forecasts: No later than one (1) week prior to the end of each month, SCI shall provide KFMI with a twelve (12) month rolling forecast (broken down into monthly amounts) of its anticipated needs for purposes of capacity planning ("Forecast").

4.2 Purchase Commitments; Production Efforts:

(a) Assuming KFMI provides Bonding services in accordace with the terms of this China ARTB Agreement, , SCI agrees to purchase (or pay the equivalent charge for) a minimum of 100% of the quantities of Products specified in the orders issued to KFMI by SCI

(b) KFMI shall use good faith commercial efforts to maintain capacity to produce and provide to SCI orders.

4.3 Inventories: As specified in Exhibit B, KFMI will maintain adequate inventories of and establish segregated storage locations for Components, work-in-process, and Products as specified in Exhibit B under this China ARTB Agreement.

4.4 On Time Delivery: The lead-time between SCI issuing an Order and KFMI then delivering such Order is sixty (60) business days, or as otherwise mutually agreed in writing by the Parties. KFMI will use good faith commercial efforts to deliver on time Products specified in a Order for delivery with such lead-time.

4.5 Inspection: SCI may inspect KFMI's work in process. SCI may inspect all Products, Components and work-in-process at reasonable times before, during, and after manufacture. If any inspection or test is made on KFMI's premises, KFMI shall provide reasonable facilities and assistance for the safety and convenience of SCI's inspectors in such manner as shall not unreasonably hinder or delay KFMI's performance.

[redacted]

5. Equipment:

5.1 Equipment Purchase. KFMI will procure, install, commission and qualify the equipment necessary to produce the Products ("Equipment"), as specified in Exhibit C, "Equipment," or as otherwise agreed to in writing by the Parties in the interests of reducing costs and/or improving quality and performance for the mutual benefit of both Parties pursuant to this China ARTB Agreement. and be responsible for all costs related to such.

5.2 Title and Insurance: Title to and risk of loss for the Equipment, as well as for the Components, Products, work-in-process and raw materials, shall be solely in KFMI. KFMI shall acquire and maintain sufficient insurance coverage on the Equipment to repair and/or replace the Equipment as required during the Term, and to otherwise provide for its obligations pursuant to this China ARTB Agreement. Without limiting its liability under this China ARTB Agreement (except as may be otherwise expressly provided therein), during the Term of this China China ARTB Agreement and for a period of two (2) years after its expiration or termination, KFMI shall obtain and maintain commercial general liability/product liability insurance in the amount of or equivalent to US$1,000,000 to cover general liability and product liability claims that may stem from the performance of its obligations under this China ARTB Agreement. Further, with respect to all insurance coverage required under this Section, (i) KFMI shall, promptly upon SCI's request, furnish SCI with certificates of insurance evidencing such insurance; and (iii) all policies shall include provisions for at least thirty (30) days' prior written notice of cancellation to the extent possible.

5. 3 Right of First Refusal for Equipment: During the Term, if KFMI decides to abandon, sell, transfer or otherwise dispose of any of the Equipment, SCI will have a right of first refusal to purchase the Equipment from KFMI for the then current fair market value of the Equipment (as determined in accordance with the process described in Section 5.4 below).

Notwithstanding anything in this China ARTB Agreement to the contrary, in the event of termination of this China ARTB Agreement by KFMI pursuant to Section 7.1, KFMI's obligations under this China ARTB Agreement will continue until such time as SCI has had sufficient time to order, receive and install such replacement Equipment, provided that such period to acquire replacement Equipment shall not exceed twelve (12) months.

5.4 Equipment Transfer to SCI Upon Sale of KFMI: At any time (i) while this China ARTB Agreement is in force and (ii) after KFMI advises SCI in writing that it is seeking to sell all or substantially all of its assets or stock, SCI shall have a right to purchase the Equipment which is used to produce the Products, following nine (9) months written notice by SCI, for a purchase price equal to the fair market value of such Equipment based on an independent third party appraisal provided by KFMI, with SCI having the right to obtain a second appraisal, if it is not satisfied with KFMI's appraisal, and the two appraisals would then be averaged to arrive at a fair market value price for the Equipment. During the nine (9) month notice period, KFMI or its successor will continue to maintain production capacity sufficient for SCI's needs to the extent required under this China ARTB Agreement. KFMI or its successor will also provide SCI with technical advice during and regarding the relocation and commissioning of the Equipment, as necessary.

6. Exclusivity; First Right to Bid on Additional Products: KFMI hereby acknowledges the value and benefits it shall receive from this China ARTB Agreement. In consideration for such value, during the Term and for two (2) years following the end of the Term, KFMI will not, without the prior written permission of SCI, design, develop, market, sell, distribute or otherwise provide materials, technology or products to any third party for use, or manufacture or incorporation for use, or itself use, manufacture, market, sell, distribute or incorporate for use materials, technology or products, in or into or for the benefit of the Field of Use. For the purposes of this Agreement, the term "Field of Use" shall mean Indium Bonding of Transparent Conductive Oxide, including but not limited to the use, manufacture, marketing, sale, distribution or incorporation for use, of products. and/or the manufacture, marketing, sale, distribution and use of such Products or compositions, for the use in magnetic recording structures and/or devices, magnetic recording media substrates, integrated circuit devices and/or semiconductor wafers, optical and optical-electronic devices and/or surfaces (e.g., fiber optics or other optics), micro-electro mechanical systems (MEMS), flat panel displays, light emitting diodes, photovoltaic devices, metallic and/or crystalline surfaces and thin film solar.

During the Term and for two (2) years following the end of the Term, KFMI will not engage in any business activity or otherwise deal in or with, any good, or products which are substantially the same as or perform the same function as the Products or Components, or any other products or services that may reasonably be deemed to be competitive with SCI's business, or related products or services, not including KFMI's activities as of the Effective Date with respect to AZO Rotary Targets; furthermore, KFMI will not engage in any of the same for any other entity.

7. Termination

7.1 Termination for Cause: Either Party may terminate this China ARTB Agreement, without any charge, for a material breach of this China ARTB Agreement by the other Party, or if the other Party becomes insolvent or files a petition in bankruptcy, to the extent permitted by law ("Termination for Cause"). SCI also may terminate this China ARTB Agreement immediately, without any charge, if: a) there occurs the loss, removal, resignation, or absence of the involvement of Dr. Lijun Yao from the day-to-day operation of KFMI; or b) KFMI engages in any conduct that SCI reasonably believes, in its sole discretion, to be prejudicial to SCI's business or the Products. In the event of a Termination for Cause by SCI, SCI shall have the right to exercise the provisions as set forth in Section 5.3, Right of First Refusal for Equipment, and Section 5.4, Equipment Transfer to SCI Upon Sale of KFMI.

7.2 Rights and Obligations on Termination: In the event of termination or expiration of this China ARTB Agreement, and in the event of and upon written notice of termination by SCI (which shall constitute the effective date of such termination), KFMI shall immediately cease all manufacturing, marketing and sales of the Products. KFMI shall deliver, as soon as practicable, but not later than thirty (30) days following expiration or termination of this China ARTB Agreement, a written statement indicating the number and description of the Products, work-in-process, and Components in possession of KFMI. If KFMI has any remaining inventory of the Products, work-in-process, or Components, KFMI shall, at SCI's option, either: return the Components to SCI ; or, furnish to SCI an affidavit attesting to the destruction of said remaining inventory of Products and Components.. In the event either Party terminates this China ARTB Agreement in accordance with its terms, or upon its expiration, the Parties hereby acknowledge that, subject to the provisions of this Section 7.2 and without prejudice to any other remedies which either Party may have in respect of any breach of this China ARTB Agreement or as otherwise may be specifically provided herein, neither Party shall be entitled to any compensation or like payment from the other as a result of such termination or expiration.

8. Limitation of Liabilities: Other than as may be specifically provided in this China ARTB Agreement, such as with respect to the provisions of Section 14.14, Specific Performance, in no event shall either KFMI or SCI be liable for any consequential, indirect, incidental, special, or punitive damages, incurred by the other Party, whether in an action in contract or tort, even if the other Party has been advised of the possibility of such damages.

9. Confidentiality: The confidentiality of the information disclosed by one Party to the other Party under this China ARTB Agreement shall be governed by the terms of that certain Mutual Confidential Disclosure Agreement dated July 2, 2018 by and between the Parties (the "NDA"), the terms of which are incorporated herein by reference and which terms shall remain in effect for the Term (including any Renewal Term) of this China ARTB Agreement. Each of the Parties also agree that neither Party will directly or indirectly solicit for employment or otherwise solicit to engage or retain any employee of the other Party as an employee, consultant or independent contractor during the Term and for a period of two (2) years after its termination or expiration, without the written permission of the other Party, other than pursuant to general advertisements or general recruiting efforts not specifically targeting the other Party or its employees.

10. Record Keeping: KFMI shall keep records in the normal course of business of the production of the Products, including all procedures, equipment specifications, raw material requirements, process steps, Safety, Health and Environmental (SH&E) and quality documentation, and the past production history, including, but not limited to, the following items: yield, procedures regarding startup, operations, shutdown, and maintenance;

equipment specifications and settings; raw materials sources and specifications; standard operating procedures; SH&E policies and procedures; technology descriptions; and quality records, for a period of seven (7) years.

11. Taxes; Duties; Title, Delivery and Risk of Loss; Related Matters: Delivery of Components to KFMI shall be DDP, Incoterms 2010, with SCI taking title and assuming risk of loss. KFMI shall act as the importer of record and be responsible for completing the necessary customs clearance procedures, but SCI will be responsible for payment of all the related customs duties, VAT and other taxes, or import duties in connection with import of all Components.

12. Dispute Resolution: If both parties have made good faith efforts to resolve a dispute, controversy, or claim and no resolution is acceptable to both parties, then those disputes, controversies or claims arising out of or relating to this China ARTB Agreement or the validity, interpretation, breach or termination shall be fully and finally settled by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted, except as they may be modified herein or by mutual written agreement of the Parties. The seat of the arbitration shall be in Hong Kong The arbitration shall be conducted by three (3) arbitrators, one chosen by each Party and the third chosen by the other two arbitrators. The arbitral award shall be in writing and shall be final and binding on the Parties. The award may include an award of costs, including reasonable attorneys' fees and disbursements. All arbitral awards pursuant to this Section shall be made in U.S. Dollars. This Section provides the sole recourse for the settlement of any dispute arising under or in connection with this Agreement.

13. General Provisions:

13.1 Independent Contractors; Freedom of Action: The Parties shall perform their activities hereunder in all respects as independent contractors. Other than as specifically provided in this China ARTB Agreement, such as in Section 6, the relationship of the Parties is nonexclusive and either Party may design, develop, manufacture, acquire or market competitive Products.

13.2 Entire Agreement: Except for the NDA, which remain in force and effect and are unchanged by this China ARTB Agreement, this China ARTB Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter. In the event that any term or condition contained in the NDA is deemed to conflict with the terms and conditions set forth in this China ARTB Agreement, the terms and conditions set forth in this China ARTB Agreement shall be deemed to be the controlling terms and conditions with respect to the subject matter hereof.

13.3 Amendments: This China ARTB Agreement may only be amended by a writing specifically referencing this China ARTB Agreement which has been signed by authorized representatives of the Parties.

13.4 Assignment: Neither Party will assign (whether by operation of law, agreement or otherwise) their rights or delegate or subcontract their duties under this China ARTB Agreement to third parties or Affiliates without the prior written consent of the other Party, such consent not to be withheld unreasonably, except that SCI may assign this China ARTB Agreement to any Affiliate or wholly-owned subsidiary or in conjunction with the change in control, merger, sale or transfer of all or a substantial part of SCI's business utilizing this China ARTB Agreement with prior written notice to KFMI. Any unauthorized assignment of this China ARTB Agreement is void.

13.5 Choice of Law: The laws of the State of Ohio, U.S.A. (without giving effect to its conflicts of law principles) govern all matters arising out of or relating to this China ARTB Agreement and all of the transactions it contemplates, including, without limitation, its validity, interpretation, construction, performance, and enforcement.

13.6 Communications and Notices: All communications and notices, requests, demands and other communications which are required or may be given under this China ARTB Agreement shall be in writing and

shall be deemed to have been duly given: when received if personally delivered; when receipt of transmission is confirmed if transmitted by electronic delivery; the day it is scheduled to be delivered, if sent for express delivery to a domestic address by a recognized courier or overnight delivery service; and upon receipt, if sent by certified or registered mail, return receipt requested. In each case such notice request, demand or other communication shall be sent:

If to SCI, addressed to:

SCI Engineered Materials, Inc.
2839 Charter St.
Columbus, OH 43228, USA
Attn: Jeremy Young VP Operations
Email: jeremy@sciengineeredmaterials.com

If to KFMI, addressed to:

Konfoong Material International Co., Ltd.
No. 198 Anshan Road, Mingbang Tech & Industry Park
Yuyao, Zhejiang, P.R.C.
Attn: Stoney Zhu Regional Manager
Email: stoney.zhu@kfmic.com

13.7 Waiver: An effective waiver under this China ARTB Agreement must be in writing signed by the Party waiving its right. A waiver by either Party of any instance of the other Party's noncompliance with any obligation or responsibility under this China ARTB Agreement or an Order thereunder will not be deemed a waiver of subsequent instances.

13.8 Severability: If any term in this China ARTB Agreement is found by competent judicial authority to be unenforceable in any respect, the validity of the remainder of this China ARTB Agreement will be unaffected, provided that such unenforceability does not materially affect the Parties' rights under this China ARTB Agreement.

13.9 Survival: The provisions of this China ARTB Agreement that by their nature survive the termination or expiration of this China ARTB Agreement shall survive such termination or expiration and remain in effect until fulfilled, including, without limitation, the following Sections and subsections: "Exclusivity," "Limitation of Liabilities," "Confidentiality," "Intellectual Property,", "Dispute Resolution," and "General Provisions."

13.10 Counterparts, Headings, Governing Language: The Parties may execute this China ARTB Agreement in multiple counterparts in the English language, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the Parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by electronic delivery is as effective as executing and delivering this China ARTB Agreement in the presence of the other Party. Any copy of this China ARTB Agreement made by reliable means is considered an original. The section headings in this China ARTB Agreement are inserted for convenience only and shall not constitute a part hereof. The validity, interpretation, construction and performance of this China ARTB Agreement shall be in accordance with English language. In the event this China ARTB Agreement is translated into Chinese and there is a conflict between the Chinese version and the English version, then the English version shall control.

13.11 Compliance with Laws: Each Party shall comply with all international, national, and local laws and regulations governing the manufacture, transportation, export, and/or sale of the Products and performance of obligations during the Term, including, but not limited to, those related to export control, trade practices, environmental and transportation. Neither Party nor any of its Affiliates or subsidiaries will export/re-export any technical data, process, Product or Service, directly or indirectly, to any country for which the United States government or any agency thereof requires an export license or other government approval without first obtaining

13.12 Indemnification: SCI and KFMI each agree to indemnify and hold the other Party (the "indemnified party") harmless from and against any Indemnified Losses asserted against, imposed upon or incurred by the indemnified party, or which it may suffer, as a result of or relating to: (a) any inaccuracy in or breach of any representation or warranty made by the indemnifying party in this Agreement; or (b) any breach of or failure to perform or non-fulfillment of any agreement, condition, covenant or obligation of the indemnifying party contained in this China ARTB Agreement. For the purpose of this Agreement, "Indemnified Loss" shall mean any demands, claims, actions, causes of actions, assessments, losses, damages, liabilities, deficiencies, costs and expenses, including without limitation interest, penalties and reasonable attorneys' fees and expenses and outside consultant fees and expenses relating to any indemnification hereunder. Further, each of the Parties shall indemnify the other Party against any and all claims hereafter brought or asserted by any person against the other Party (i) relating to any alleged or actual action or omission to act by the indemnifying Party arising from, or in connection with, such person's status as an employee or independent contractor of the indemnifying person or the termination of such status, (ii) relating to any physical or other bodily injury arising from, or in connection with, any alleged or actual act or omission to act of the indemnifying Party or any of its employees or independent contractors, or (iii) relating to any workers' compensation or similar claim made by an employee or independent contractor of the indemnifying party resulting from any injury sustained by such person while employed or retained by the indemnifying Party. For the avoidance of doubt, KFMI will fully indemnify SCI from any and all Indemnified Losses arising from or related to the production, manufacturing, marketing and/or sale of the Products.

13.13 Force Majeure: Each of the Parties hereto shall be excused from delays in performing or from failure to perform hereunder to the extent that such delays or failures result from causes beyond the reasonable control of such Party; provided that, in order to be excused from delay or failure to perform, such Party must act diligently to remedy the cause of such delay or failure.

13.14 Specific Performance: KFMI's obligations pursuant to this China ARTB Agreement, are unique and have a value that may not be readily measured in monetary terms. KFMI agrees that in the event of a violation by it of any of its undertakings hereunder, SCI shall be entitled to (a) specific performance and injunctive and other equitable relief, (b) recover from KFMI monetary damages caused by any such violation, and (c) any other rights and remedies that may be available at law or in equity, which rights and remedies may be exercised, at SCI's option, concurrently with any other right or remedy provided in this China ARTB Agreement.

13.15 Right of First Offer for KFMI:

13.15.1 Offer. During the Term, KFMI will not, directly or indirectly, enter into any binding agreement for any sale of all or substantially all of KFMI's and its subsidiaries' assets, without first providing SCI the opportunity for a period of thirty (30) business days following the receipt (or proposal by KFMI) of written notice of a potential Transaction to negotiate a Transaction with the same cash consideration and the same or better terms and conditions. If SCI has not responded to KFMI's notice within the time frame provided in the prior sentence, then KFMI may proceed to a Transaction with such third party. KFMI will inform such third party of this China ARTB Agreement and its obligations pursuant to this Section 14.15.

13.15.2 No Transfer Except as Provided. KFMI shall not, at any time during the Term of this Agreement, in any manner convey or transfer the Business, or any part thereof, except in accordance with the terms and conditions contained in this Section 14.15.

13.15.3 Right to Remove Assets. If KFMI enters into an agreement to sell KFMI, then SCI shall have the right to exercise the provisions of Section 5.3, Right of First Refusal for Equipment, Section 5.4, Equipment Transfer to SCI Upon Sale of KFMI.

13.16 Business Continuity/Disaster Recovery Planning: Within six (6) months from the Effective Date, KFMI will develop a comprehensive Business Continuity Plan (BCP)/Disaster Recovery Plan (DRP) to reduce the risk and potential impact of interruptions to KFMI's performance of its obligations under this China ARTB Agreement. The components of this plan shall include: Business Continuity – loss of business processes; Disaster Recovery – loss of physical assets; Supply Chain -- loss of supply from vendors: Emergency Response – plans

13.15.3 Right to Remove Assets. If KFMI enters into an agreement to sell KFMI, then SCI shall have the right to exercise the provisions of Section 5.3, Right of First Refusal for Equipment, Section 5.4, Equipment Transfer to SCI Upon Sale of KFMI.

13.16 Business Continuity/Disaster Recovery Planning: Within six (6) months from the Effective Date, KFMI will develop a comprehensive Business Continuity Plan (BCP)/Disaster Recovery Plan (DRP) to reduce the risk and potential impact of interruptions to KFMI's performance of its obligations under this China ARTB Agreement. The components of this plan shall include: Business Continuity – loss of business processes; Disaster Recovery – loss of physical assets; Supply Chain -- loss of supply from vendors: Emergency Response – plans incorporated into each as required. The BCP/DRP will cover all functional groups of KFMI, including manufacturing, finance, procurement, shipping/receiving, R&D, IT, HR, etc.

13.17 No Improper Payments: KFMI hereby confirms that, in connection with its performance of its responsibilities under this China ARTB Agreement, it shall not make any payments, offers, gifts or promises of anything of value (a) to any governmental official, any political candidate, or any political party or its officers, for the purpose of influencing the official acts or decisions of such persons or organizations, or (b) to any person while knowing or having reason to know that such person shall direct any portion of such payment to any person listed in (a) above, or for the purpose of inducing such person to use his influence with any government or instrumentality thereof to obtain or retain business or business opportunities.

13.18 Royalty: Should KFMI develop a rotatable target application using it's materials or materials it acquires from a third party other than SCI, KFMI would pay a royalty to SCI of $75 per meter of rotatable Indium bonded product.

IN WITNESS WHEREOF, the Parties, through their respective duly authorized officers, have executed this China SCM Agreement.

SCI Engineered Materials Inc.

By: [signature]

Date: December 18 2018

KONFOONG MATERIAL INTERNATIONAL CO., LTD.

By: [signature]

Date: Dec. 18, 2018

KFMI COMPANY CHOP/SEAL: [seal]

EXHIBIT A-1

Description of Components

EXHIBIT A-2

Specifications for Products

EXHIBIT B

Quality and Quality Systems, Storage and Packaging Requirements

EXHIBIT C

Equipment

EXHIBIT D

Pricing for Bonding Process

QUOTATION

TO: **Ms. Emily Lu**	FROM: **Stoney Zhu**
COMPANY: **SCI Engineered Materials, Inc.**	DATE: **October 11, 2018**

REFERENCE NUMBER:
SCI20181011

Dear Emily,

Thanks for your kind supporting KFMI. We would like to quote for the below Product for your consideration.

Description	Bonding Method	Price/pc (USD)
AZO Rotary Target Bonding Processing Fee	[redacted]	[redacted]

Lead Time	:	**2 weeks after the receipt of your official order and necessary parts for bonding.**
Validity	:	**DEC. 31, 2018**
Payment Term	:	[redacted]
Components Recieving	:	**DDP to KFMI**
Prodcut Shipping	:	**DAP to Ningbo bonded area**
Remark	:	**1.** [redacted] **2. SCI is responsible for the shipping cost and tariff of sending AZO target from USA to KFMI.**

We look forward to being of service to you on this and any other requirements you may have.

Sincerely yours.

Stoney Zhu
Account Manager

EXHIBIT E

Application Support Services and Quality Support Services